SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


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                            SCHEDULE 14D-9
                 SOLICITATION/RECOMMENDATION STATEMENT
     UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.   )


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                          KAANAPALI LAND, LLC
                       (Name of Subject Company)


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                          KAANAPALI LAND, LLC
                 (Name of Person(s) Filing Statement)


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                             Common Shares
                    (Title of Class of Securities)


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                              48282H 30 8
              (CUSIP Number of Each Class of Securities)


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                            Gailen J. Hull
                          Kaanapali Land, LLC
                 900 North Michigan Avenue, Suite 1400
                        Chicago, Illinois 60611
                            (312) 915-1987
       (Name, address and telephone number of person authorized
            to receive notices and communications on behalf
                  of the person(s) filing statement)


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                            with copies to

                         Edward J. Schneidman
                          Michael L. Hermsen
                            Mayer Brown LLP
                         71 South Wacker Drive
                        Chicago, Illinois 60606
                            (312) 782-0600


[    ]     Check box if the filing relates solely to preliminary
           communications made before the commencement of a tender offer.


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


ITEM 1.    SUBJECT COMPANY INFORMATION.

           Item 1002(a) of Regulation M-A. NAME AND ADDRESS. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.

           Item 1002(b) of Regulation M-A. SECURITIES. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.


ITEM 2.    IDENTITY AND BACKGROUND OF FILING PERSON.

           Item 1003(a) of Regulation M-A. NAME AND ADDRESS. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.

           Item 1003(d) of Regulation M-A. TENDER OFFER. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.


ITEM 3.    PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

           Item 1005(d) of Regulation M-A. CONFLICTS OF INTEREST. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as
Exhibit 99.1.


ITEM 4.    THE SOLICITATION OR RECOMMENDATION.

           Item 1012(a) of Regulation M-A.  SOLICITATION OR
RECOMMENDATION. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.

           Item 1012(b) of Regulation M-A. REASONS. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.

           Item 1012(c) of Regulation M-A. INTENT TO TENDER. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as Exhibit 99.1.


ITEM 5.    PERSONS/ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED.

           Not applicable.


ITEM 6.    INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

           Item 1008(b) of Regulation M-A. SECURITIES TRANSACTIONS. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as
Exhibit 99.1.


ITEM 7.    PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

           Not applicable.


ITEM 8.    ADDITIONAL INFORMATION.

           Item 1011(b) of Regulation M-A. OTHER MATERIAL INFORMATION. See "Notice of Shareholders of Kaanapali Land, LLC," attached hereto as
Exhibit 99.1










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


ITEM 9.    EXHIBITS.


Exhibit
No.        Description
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99.1       Notice of Shareholders of Kaanapali Land, LLC, dated
           January 25, 2008 published in the Investors Business Daily





























































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


                               SIGNATURE


           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Kaanapali Land, LLC




                                  By:  /s/  Gailen J. Hull
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                                       Name:    Gailen J. Hull
                                       Title:   Senior Vice President


Date:January 28, 2008


















































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